Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2014 Operating Results

North Miami Beach, FL, October 29, 2014 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2014.

Highlights of the quarter and recent activity include:

•
Generated Recurring Funds From Operations of $0.31 per diluted share for the quarter, a 3% increase as compared to the third quarter of 2013, and $0.98 per diluted share for the nine months ended September 30, 2014, a 5% increase as compared to the same period of 2013

•
Generated Funds From Operations (FFO) of $0.29 per diluted share for the quarter, a 3% decrease as compared to the third quarter of 2013, and $0.96 per diluted share for the nine months ended September 30, 2014, an 8% increase as compared to the same period of 2013

•	Increased same-property net operating income (NOI) by 2.5% as compared to the third quarter of 2013, and by 2.4% as compared to the nine months ended September 30, 2013

•	Consolidated shopping center occupancy increased to 94.4%, up 20 basis points as compared to June 30, 2014, and up 200 basis points as compared to September 30, 2013

•	Same-property occupancy was unchanged at 94.4% as compared to June 30, 2014, and increased 10 basis points to 94.4% as compared to September 30, 2013

•	Executed 122 new leases, renewals, and options during the quarter totaling 595,689 square feet at an average rent spread of 9.2% on a same space basis

•	Increased average base rents to $17.00 per square foot at September 30, 2014, up 1.9% as compared to June 30, 2014, and up 9.5% as compared to September 30, 2013

•
Year-to-date through the date of this release, sold twenty non-core assets for $141.7 million, including eight assets for $64.5 million during the third quarter and four assets for $18.6 million subsequent to September 30, 2014, and have two additional non-core assets under contract for $8.3 million

•	Completed a common stock offering and concurrent private placement generating net proceeds before expenses of $104.6 million

•	Updated 2014 Recurring FFO guidance to a new range of $1.27 to $1.28 per diluted share, which compares to previous guidance of $1.25 to $1.28 per diluted share

“I am pleased with our progress and results this quarter including strong leasing activity in Florida where same-property occupancy rose 50 basis points since June 30. We also achieved strategic milestones such as the successful opening of our Broadway Plaza development project and continued progress on non-core asset dispositions,” said David Lukes, CEO. “Stronger than expected Recurring FFO for the quarter allowed us to increase our earnings guidance.”

Financial Highlights

Recurring FFO was $40.6 million, or $0.31 per diluted share, for the third quarter of 2014, as compared to $39.3 million, or $0.30 per diluted share, for the third quarter of 2013, representing a 3% increase on a per share basis. Recurring FFO was $127.4 million, or $0.98 per diluted share for the nine months ended September 30, 2014, as compared to $119.9 million, or $0.93 per diluted share for the same period of 2013, representing a 5% increase on a per share basis. Recurring FFO for the third quarter of 2014 excluded $2.6 million of reorganization costs, primarily comprised of share-based compensation and bonus expense related to the transition of the company’s Chief Executive Officer. Recurring FFO for the nine months ended September 30, 2014 included a $4.2 million net termination benefit related to the Loehmann’s lease at

101 7th Avenue and a $1.1 million reversal of bad debt expense associated with the settlement of historical real estate taxes with two tenants.

In the third quarter of 2014, the company generated FFO of $37.9 million, or $0.29 per diluted share, as compared to $38.4 million, or $0.30 per diluted share for the third quarter of 2013, representing a 3% decrease on a per share basis. FFO was $124.0 million, or $0.96 per diluted share for the nine months ended September 30, 2014, as compared to $115.1 million, or $0.89 per diluted share for the same period of 2013, representing an 8% increase on a per share basis.

Net income attributable to Equity One was $18.3 million, or $0.14 per diluted share, for the quarter ended September 30, 2014, as compared to $10.6 million, or $0.09 per diluted share, for the third quarter of 2013. Net income attributable to Equity One was $42.2 million, or $0.34 per diluted share, for the nine months ended September 30, 2014, as compared to $68.8 million, or $0.58 per diluted share, for the same period of 2013. A reconciliation of net income attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights

Same-property NOI increased 2.5% for the third quarter of 2014 as compared to the third quarter of 2013, and increased 2.4% for the nine months ended September 30, 2014 as compared to the same period of 2013. This same-property NOI growth does not reflect assets in redevelopment. Two redevelopment assets, Dick’s Sporting Goods at Serramonte Center and Boca Village Square, have stabilized from an NOI perspective but are not yet in the same-property pool. Adjusting the same-property pool to include these two assets, same-property NOI increased 3.9% for the third quarter of 2014 as compared to the third quarter of 2013, and increased 3.3% for the nine months ended September 30, 2014 as compared to the same period of 2013. A reconciliation of same-property NOI to income from continuing operations before tax and discontinued operations is provided in the tables accompanying this press release.

As of September 30, 2014, occupancy for the company’s consolidated shopping center portfolio was 94.4%, up 20 basis points as compared to June 30, 2014, and up 200 basis points as compared to September 30, 2013. On a same-property basis, occupancy was unchanged at 94.4% as compared to June 30, 2014, and increased 10 basis points to 94.4% as compared to September 30, 2013. Same-property occupancy for shop space increased 10 basis points to 85.5% as compared to June 30, 2014, and increased 150 basis points to 85.4% as compared to September 30, 2013. The company’s Florida portfolio benefited from strong leasing activity as sequential quarter same-property occupancy increased by 50 basis points to 92.9%, driven by 35,000 square feet of net lease up, primarily shop space. Consolidated shopping center occupancy as of September 30, 2014 was impacted by three properties that are being prepared for either re-tenanting or re-development (Serramonte, The Village Center and Ambassador Row Courtyards). As of September 30, 2014, these sites had 36,400 square feet of vacancy (or the equivalent of 30 basis points) that was intended as part of the re-tenanting plans. Subsequent to September 30, 2014, the company executed a new 18,000 square foot lease with Cost Plus World Market at Ambassador Row Courtyards, located in Lafayette, Louisiana consistent with the re-anchoring plan at that center. The addition of Cost Plus World Market to an anchor roster that also includes Bed Bath & Beyond, provides momentum for additional re-tenanting and an improved retailer mix at Ambassador Row Courtyards.

During the third quarter of 2014, the company executed 122 new leases, renewals, and options totaling 595,689 square feet, including 109 same space leases totaling 499,031 square feet. On a same space cash basis, average rents for these leases increased by 9.2%. On a same space basis, 39 new leases were executed in the third quarter of 2014 comprising 80,489 square feet at an average rental rate of $20.27 per square foot, representing a 2.3% increase from prior cash rents. Additionally, the company renewed 70 leases on a same space basis, totaling 418,542 square feet at an average rental rate of $12.69 per square foot, representing an 11.5% increase from prior cash rents.

For the nine months ended September 30, 2014, the company executed 353 new leases, renewals, and options totaling 1.8 million square feet, including 305 same space leases totaling 1.5 million square feet at an average rental rate of $16.19 per square foot, representing a 4.8% increase from prior cash rents. Excluding the new anchor lease executed during the first quarter of 2014 at Park Promenade, same space cash leasing spreads for the nine months ended September 30, 2014 averaged 6.8% for all new leases, renewals and options, and 8.4% for new leases.
Development and Redevelopment Activities

As of September 30, 2014, the company had approximately $133.7 million of active development and redevelopment projects underway of which $52.5 million remained to be incurred.

At Broadway Plaza, a development site in the Bronx, New York, four anchors comprising 82,000 square feet of space opened for business during September and October 2014. These four anchors, which include The Sports Authority, TJ Maxx, Aldi, and Party City, comprise 72% of the 115,000 square feet initial phase of the project. Recently, a new lease was executed with Five Below for 9,000 square feet bringing the leased rate for the initial phase of Broadway Plaza to 78%. The second phase of the project, consisting of an additional 33,000 square feet, is now 53% leased and expected to open in the third quarter of 2015. Leases have been signed with Blink Fitness for 16,000 square feet comprising the entire second level, and with Starbucks for 1,400 square feet on the first level. The total budgeted cost of the entire project is approximately $66.5 million of which $14.3 million remained to be incurred as of September 30, 2014.

At 101 7th Avenue, the former Loehmann’s space is being prepared for the new Barneys New York flagship store at an expected cost of $12.5 million. The company expects to deliver the space to Barneys by the first quarter of 2015 so that Barneys may commence its build-out. Barneys is expected to open for business in the first quarter of 2016. At Alafaya Commons in Orlando, Florida, demolition work is ongoing to redevelop 67,000 square feet, including the former grocery space to accommodate a new Academy Sports store, at an estimated cost of $7.5 million. The company expects Academy Sports to open for business in the first quarter of 2015.

The company has four additional properties under active redevelopment at an expected cost of $47.2 million, of which $22.7 million remained to be incurred as of September 30, 2014. These projects include design improvements, expansions and new anchor re-tenanting with retailers such as L.A. Fitness, Walgreens, Ulta Beauty, UFC Gym, Publix, Academy Sports, The Fresh Market, and Ross. The company is actively working on future redevelopment opportunities that include projects to consolidate shop space, to upgrade the tenant mix of certain centers by replacing underperforming anchor tenants and to expand certain centers by adding new outparcels.

Disposition Activity

During the third quarter of 2014, the company closed on the sale of eight non-core assets totaling approximately 840,000 square feet of gross leasable area (GLA) for $64.5 million. Since September 30, 2014 and through the date of this release, the company has closed on the sale of four additional non-core assets totaling approximately 344,000 square feet of GLA for $18.6 million, and has contracts to sell two additional non-core assets totaling approximately 130,000 square feet of GLA for $8.3 million.

Year-to-date through this release, the total value of non-core assets sold and under contract is $150.0 million, representing a weighted average capitalization rate (excluding a property sold via short-sale for $5.4 million) of approximately 7.9%. The company continues to explore opportunities to dispose of additional non-core assets as part of its capital recycling initiatives.

Investing and Financing Activities

In September 2014, the company completed an underwritten public offering and concurrent private placement totaling 4.5 million shares of its common stock. The offerings generated net proceeds before expenses to the company of approximately $104.6 million, which the company intends to use to fund development and redevelopment activities and for general corporate purposes including the payment of secured and unsecured debt. Subsequent to September 30, 2014, the company prepaid, with no prepayment penalty, the $21.0 million mortgage on Southbury Green, which bore interest at 5.2% and matured on January 5, 2015.

In August 2014, the company’s joint venture with New York Common Retirement Fund acquired the second phase of The Grove, a 34,000 square foot retail center located in Windermere, Florida, adjacent to a 118,000 square foot shopping center acquired by the joint venture in December 2013. The $13.0 million acquisition was funded through partner contributions of $6.5 million, of which the company’s proportionate share was $2.0 million, and a mortgage note of $6.5 million. The property is anchored by Publix and L.A. Fitness and is 94.3% leased. The property is located in the affluent Windermere area of Orlando with average household incomes of almost $150,000 in the immediate trade area.

Balance Sheet Highlights

At September 30, 2014, the company’s total market capitalization (including debt and equity) was $4.3 billion, comprising 134.4 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.9 billion and approximately $1.4 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 30.6%. At September 30, 2014, the company had approximately $73.8 million of cash and cash equivalents on hand (including $0.3 million cash in escrow and restricted cash) and no amounts outstanding under its revolving credit facilities.

Chief Financial Officer Transition

Mark Langer, Executive Vice President and Chief Financial Officer, has informed the company that he will not continue his employment with the company when his employment agreement expires on June 30, 2015. The company has commenced a search to identify its next Chief Financial Officer and has engaged an executive search firm to assist in that process.

FFO and Earnings Guidance

The company updated its 2014 Recurring FFO guidance to a new range of $1.27 to $1.28 per diluted share, which compares to previous guidance of $1.25 to $1.28 per diluted share. Recurring FFO excludes costs pertaining to the company’s reorganization, debt extinguishment gains/losses, impairment charges, severance costs, transaction costs, gains/losses on disposal of assets, and certain other income or charges. The 2014 guidance is based on the following key assumptions:

•	Increase in same-property NOI of 2.5% to 3.25%

•	No additional core acquisitions during 2014 (as compared to previous guidance of zero to $100 million during the second half of 2014)

•	No additional joint venture acquisitions during 2014 (as compared to previous guidance of zero to $100 million during the second half of 2014)

•	Non-core dispositions of $150 million to $175 million, including the 2014 sales activity announced in this release

The following table provides a reconciliation of the range of estimated net income attributable to Equity One per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2014:

	For the year ended December 31, 2014 (1)
	Low	High
Estimated net income attributable to Equity One	$0.45	$0.46
Adjustments:
Net adjustment for rounding and shares issuable to Liberty International Holdings, Ltd. (LIH)	(0.04)	(0.04)
Rental property depreciation and amortization including pro rata share of joint ventures	0.8	0.8
Gains on disposal of depreciable assets including pro rata share of joint ventures	(0.17)	(0.17)
Impairments of depreciable real estate	0.11	0.11
Earnings allocated to a noncontrolling interest (2)	0.08	0.08

Estimated FFO	1.23	1.24

Reorganization costs, transaction costs, debt extinguishment and other	0.04	0.04
Estimated Recurring FFO	$1.27	$1.28

(1)
Does not include possible future gains or losses or the impact on operating results from other unplanned future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment or severance charges.

(2)
Includes effect of distributions paid with respect to unissued shares held by a noncontrolling interest which are already included for purposes of calculating net income attributable to Equity One per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity, severance and reorganization costs and gains (or losses) on the extinguishment of debt. The company also believes that Recurring FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods. The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company’s method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
The company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. In this release, the company has provided NOI information on a same-property basis. Information provided on a same-property basis, unless otherwise noted, includes the results of properties that the company consolidated, owned and operated for the entirety of both periods being compared except for properties for which significant development or redevelopment occurred during either of the periods being compared.
FFO, Recurring FFO and same-property NOI are presented to assist investors in analyzing the company’s operating performance. Neither FFO, Recurring FFO nor same-property NOI (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income from continuing operations before tax and discontinued operations is the most directly comparable GAAP financial measure to NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.
On April 10, 2014, the Financial Accounting Standards Board (“FASB”) issued an update (ASU 2014-08) regarding the criteria for reporting discontinued operations which is effective prospectively beginning in 2015. As permitted, the company has elected to early adopt the updated standard. Therefore, beginning January 1, 2014, prospective activity related to individual properties sold or held for sale will no longer be included as discontinued operations on the consolidated statements of income. The adoption and implementation of this ASU resulted in the operations of certain current period dispositions being classified within continuing operations in the company’s condensed consolidated statements of income, but did not have an impact on the company’s financial position or cash flows.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, October 30, 2014 at 9:00 a.m. Eastern Time to review its 2014 third quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 2351260. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10050788 through November 20, 2014.

FOR ADDITIONAL INFORMATION

For a copy of the company’s third quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2014, our consolidated shopping center portfolio comprised 126 properties, including 107 retail properties and four non-retail properties totaling approximately 13.8 million square feet of gross leasable area, or GLA, nine development or redevelopment properties with approximately 1.6 million square feet of GLA upon completion, and six land parcels. As of September 30, 2014, our consolidated shopping center occupancy was 94.4% and included national, regional and local tenants. Additionally, we had joint venture interests in 18 retail properties and two office buildings totaling approximately 3.2 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets September 30, 2014 and December 31, 2013 (Unaudited) (In thousands, except share par value amounts)

	September 30, 2014	December 31, 2013
ASSETS
Properties:
Income producing	$3,087,363	$3,153,131
Less: accumulated depreciation	(367,063)	(354,166)
Income producing properties, net	2,720,300	2,798,965
Construction in progress and land held for development	183,129	104,464
Properties held for sale	16,699	13,404
Properties, net	2,920,128	2,916,833
Cash and cash equivalents	73,571	25,583
Cash held in escrow and restricted cash	250	10,912
Accounts and other receivables, net	12,423	12,872
Investments in and advances to unconsolidated joint ventures	83,454	91,772
Loans receivable, net	—	60,711
Goodwill	6,131	6,377
Other assets	224,459	229,599
TOTAL ASSETS	$3,320,416	$3,354,659

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$406,589	$430,155
Unsecured senior notes payable	731,136	731,136
Term loan	250,000	250,000
Unsecured revolving credit facilities	—	91,000
	1,387,725	1,502,291
Unamortized premium on notes payable, net	3,982	6,118
Total notes payable	1,391,707	1,508,409
Other liabilities:
Accounts payable and accrued expenses	56,647	44,227
Tenant security deposits	8,563	8,928
Deferred tax liability	12,515	11,764
Other liabilities	171,302	177,383
Liabilities associated with properties held for sale	49	33
Total liabilities	1,640,783	1,750,744
Redeemable noncontrolling interests	—	989
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 122,747 and 117,647 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,227	1,176
Additional paid-in capital	1,809,563	1,693,873
Distributions in excess of earnings	(339,593)	(302,410)
Accumulated other comprehensive income	1,186	2,544
Total stockholders’ equity of Equity One, Inc.	1,472,383	1,395,183
Noncontrolling interests	207,250	207,743
Total equity	1,679,633	1,602,926
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$3,320,416	$3,354,659

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Income For the three and nine months ended September 30, 2014 and 2013 (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014		2013
REVENUE:
Minimum rent	$65,459	$62,541	$202,005		$183,877
Expense recoveries	19,112	18,630	58,503		56,896
Percentage rent	1,171	965	4,285		3,630
Management and leasing services	635	587	1,848		1,485
Total revenue	86,377	82,723	266,641		245,888
COSTS AND EXPENSES:
Property operating	22,120	21,990	66,519		65,887
Depreciation and amortization	26,182	20,555	80,115		65,085
General and administrative	11,524	9,552	31,310		28,119
Total costs and expenses	59,826	52,097	177,944		159,091
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	26,551	30,626	88,697		86,797
OTHER INCOME AND EXPENSE:
Investment income	59	1,453	258		5,866
Equity in income of unconsolidated joint ventures	789	716	10,318		1,766
Other income	354	37	3,200		199
Interest expense	(15,860)	(16,923)	(48,846)		(50,860)
Amortization of deferred financing fees	(603)	(606)	(1,803)		(1,815)
Gain on extinguishment of debt	—	—	1,074		107
Impairment loss	—	(1,076)	(13,892)		(3,738)
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	11,290	14,227	39,006		38,322
Income tax (provision) benefit of taxable REIT subsidiaries	(168)	384	(780)		363
INCOME FROM CONTINUING OPERATIONS	11,122	14,611	38,226		38,685
DISCONTINUED OPERATIONS:
Operations of income producing properties	(155)	1,130	(220)		4,653
Gain (loss) on disposal of income producing properties	82	(187)	3,234		36,672
Impairment loss	—	(2,713)	—		(2,841)
Income tax (provision) benefit of taxable REIT subsidiaries	(23)	210	(23)		(650)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(96)	(1,560)	2,991		37,834
Gain on sale of operating properties	9,775	—	10,658		—
NET INCOME	20,801	13,051	51,875		76,519
Net income attributable to noncontrolling interests - continuing operations	(2,503)	(2,481)	(9,715)		(7,685)
Net loss (income) attributable to noncontrolling interests - discontinued operations	9	1	12		(32)
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$18,307	$10,571	$42,172		$68,802

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.14	$0.10	$0.32		$0.26
Discontinued operations	—	(0.01)	0.03		0.32
	$0.14	$0.09	$0.34	*	$0.58
Number of Shares Used in Computing Basic Earnings (Loss) per Share	118,860	117,538	118,119		117,320
EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
Continuing operations	$0.14	$0.10	$0.32		$0.26
Discontinued operations	—	(0.01)	0.03		0.32
	$0.14	$0.09	$0.34	*	$0.58
Number of Shares Used in Computing Diluted Earnings (Loss) per Share	119,084	117,804	118,322		117,627
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.66		$0.66
* Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One to FFO and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income attributable to Equity One, Inc.	$18,307	$10,571	$42,172	$68,802
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	25,886	21,115	79,206	67,871
Pro-rata share of real estate depreciation and amortization from unconsolidated joint ventures	1,020	1,041	3,141	3,202
(Gain) loss on disposal of depreciable assets, net of tax (1)	(9,857)	155	(13,862)	(35,471)
Pro-rata share of gains on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest (2)	—	—	(8,007)	—
Impairments of depreciable real estate, net of tax (1)	—	3,000	13,892	3,215
Funds From Operations	35,356	35,882	116,542	107,619
Earnings attributed to noncontrolling interest (3)	2,499	2,499	7,497	7,497
Funds From Operations Available to Diluted Common Shareholders	37,855	38,381	124,039	115,116
Transaction costs associated with acquisition and disposition activity, net of tax (1)	158	790	1,813	2,054
Impairment of goodwill and land held for development	—	138	—	2,658
Reorganization costs (4)	2,578	—	2,331	—
(Gain) loss on debt extinguishment, net of tax (1)	—	—	(742)	575
Gain on land and outparcel sales, net of controlling interests (1)	—	—	(30)	(461)
Recurring Funds From Operations Available to Diluted Common Shareholders	$40,591	$39,309	$127,411	$119,942

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(1) Includes amounts classified as discontinued operations.
(2) Includes the remeasurement of the fair value of the company's equity interest in Talega Village Center JV, LLC, the owner of Talega Village Center, of $2.2 million, net of the related noncontrolling interest, for the nine months ended September 30, 2014. See footnote 4 on page 11.
(3) Represents earnings attributed to convertible units held by Liberty International Holdings Limited ("LIH"). Although these convertible units are excluded from the calculation of earnings per diluted share, FFO available to diluted shareholders includes earnings allocated to LIH, as the inclusion of these units is dilutive to FFO per diluted share.
(4) Includes the effect of the modification and acceleration of share-based compensation expense associated with the company's CEO transition, severance, bonus payments and other costs associated with the reorganization announcement made on June 30, 2014.

Funds from Operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods. See “Accounting and Other Disclosures” above.

Reconciliation of Net Income Attributable to Equity One to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings per diluted share attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Earnings per diluted share attributable to Equity One, Inc.	$0.14	$0.09	$0.34	$0.58
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest	0.20	0.16	0.61	0.53
Earnings attributed to noncontrolling interest (1)	0.02	0.02	0.06	0.06
Net adjustment for rounding and earnings attributable to unvested shares (2)	—	—	(0.01)	(0.04)
Pro-rata share of real estate depreciation and amortization from unconsolidated joint ventures	0.01	0.01	0.02	0.02
Gain on disposal of depreciable assets, net of tax	(0.08)	—	(0.11)	(0.28)
Pro-rata share of gains on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest	—	—	(0.06)	—
Impairments of depreciable real estate, net of tax	—	0.02	0.11	0.02
Funds From Operations per Diluted Common Share	$0.29	$0.30	$0.96	$0.89

Funds From Operations per Diluted Share	$0.29	$0.30	$0.96	$0.89
Transaction costs associated with acquisition and disposition activity, net of tax	—	—	0.01	0.02
Impairment of goodwill and land held for development	—	—	—	0.02
Reorganization costs	0.02	—	0.02	—
Gain on debt extinguishment, net of tax	—	—	(0.01)	—
Recurring Funds From Operations per Diluted Common Share	$0.31	$0.30	$0.98	$0.93
Weighted average diluted shares (in thousands) (3)	130,441	129,161	129,680	128,985
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(1) Represents earnings attributed to convertible units held by LIH, which have been excluded for purposes of calculating earnings per diluted share. The computation of FFO and Recurring FFO include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(2) Represents an adjustment to compensate for earnings allocated to unvested shares and shares issuable to LIH and for the rounding of the individual calculations.
(3) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into the company's common stock, and also as a result of employee stock options. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Same-Property NOI to (Loss) Income from Continuing Operations Before Tax and Discontinued Operations
The following table reflects the reconciliation of same-property NOI to (loss) income from continuing operations before tax and discontinued operations, the most directly comparable GAAP measure, for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Same-property net operating income	$46,825	$45,704	$139,417	$136,187
Adjustments (1)	421	(707)	2,106	(717)
Same-property net operating income before adjustments	47,246	44,997	141,523	135,470
Non same-property net operating income	8,825	8,438	30,292	24,014
Net operating income	56,071	53,435	171,815	159,484
Add:
Straight line rent adjustment	1,056	790	2,794	1,512
Accretion of below market lease intangibles, net	3,773	3,313	15,429	9,724
Management and leasing services	635	587	1,848	1,485
Elimination of intersegment expenses	2,722	2,608	8,236	7,796
Investment income	59	1,453	258	5,866
Equity in income of unconsolidated joint ventures	789	716	10,318	1,766
Gain on extinguishment of debt	—	—	1,074	107
Other income	354	37	3,200	199
Less:
Depreciation and amortization	26,182	20,555	80,115	65,085
General and administrative	11,524	9,552	31,310	28,119
Interest expense	15,860	16,923	48,846	50,860
Amortization of deferred financing fees	603	606	1,803	1,815
Impairment loss	—	1,076	13,892	3,738
(Loss) income from continuing operations before tax and discontinued operations	$11,290	$14,227	$39,006	$38,322
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(1) Same-property net operating income adjusted to include properties within development and redevelopment was $53.2 million and $51.7 million for the three months ended September 30, 2014 and 2013, respectively, and $158.8 million and $153.3 million for the nine months ended September 30, 2014 and 2013, respectively.
(2) Includes adjustments for items that affect the comparability of the same-property results. Such adjustments include: common area maintenance costs and real estate taxes related to a prior period, revenue and expenses associated with outparcels sold, settlement of tenant disputes, lease termination costs, or other similar matters that affect comparability.

Same-property NOI is a non-GAAP financial measure. The company believes that same-property NOI is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. See “Accounting and Other Disclosures” above.